   As filed with the Securities and Exchange Commission on October 18, 1999
                                                      SEC File No. 33-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PINNACLE OIL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                         Nevada                                                     95-3797439
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

Suite 750 Phoenix Place, 840-7th Avenue, S.W., Calgary, Alberta, Canada T2P 3G2
              (Address of Principal Executive Office)  (Zip Code)

              Pinnacle Oil International, Inc. Directors' Options
               1997 Pinnacle Oil International, Inc. Stock Plan
          1999 Pinnacle Oil International, Inc. Executive Option Plan
                          (Full Title of the Plan(s))

                              Daniel C. Topolinsky
                 Suite 750 Phoenix Place, 840-7th Avenue, S.W.,
                       Calgary, Alberta, Canada  T2P  3G2
                                 (403) 264-7020
         (Name and address and telephone number, including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: [_]

                        Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed maximum        Proposed maximum         Amount of
       Title of securities                        Amount to be        offering price per      aggregate offering       registration
        to be registered                           registered               share                   price                  fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001.............         90,000  (1)           $ 5.25  (3)             $   472,500           $  131.36
Common stock, par value $0.001.............         70,000  (1)             8.25  (3)                 577,500              160.55
Common stock, par value $0.001.............         25,000  (1)             8.26  (3)                 206,500               57.41
Common stock, par value $0.001.............         45,000  (1)             8.31  (3)                 373,950              103.96
Common stock, par value $0.001.............        100,000  (1)            13.63  (3)               1,362,500              378.78
Common stock, par value $0.001.............      1,016,670  (1)            14.00  (3)              14,233,380            3,956.88
Common stock, par value $0.001.............         20,000  (1)            14.06  (3)                 281,200               78.17
Common stock, par value $0.001.............         33,350  (1)            15.00  (3)                 499,950              138.99
Common stock, par value $0.001.............         20,000  (1)            17.00  (3)                 340,000               94.52
Common stock, par value $0.001.............        520,000  (2)          14.5625  (4)               7,410,000            2,105.16
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents shares issuable upon the exercise of options granted under various employee stock plans. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to these shares.
(2) Represents shares issuable upon the exercise of options or stock grants prospectively awardable under the registrant's 1997 Pinnacle Oil International, Inc. Stock Plan. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to these shares.
(3) Estimated pursuant to Rule 457(h)(1) solely for the purpose of computing the registration fee on the basis of the price at which the options may be exercised.
(4) Estimated pursuant to Rule 457(h)(1) and Rule 457(c) solely for the purpose of computing the registration fee on the basis of the average of the bid and asked prices of the registrant's common stock on October 14, 1999, as reported on the NASD Electronic Bulletin Board.

                                EXPLANATORY NOTE

We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 1,940,000 shares of our common stock, par value $0.001 per share, issuable our eligible employees, directors, consultants and advisors under certain of our employee benefit plans (collectively, the "Plans"), as follows:

1. 135,000 shares of our common stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of free-standing written stock options previously granted to certain of our directors (the "Directors' Options");

2. 285,000 shares of our common stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of written stock options previously granted to certain of our employees under the 1997 Pinnacle Oil International, Inc. Stock Plan (the "1997 Stock Plan");

3. 520,000 shares of our common stock (including additional shares that may be reissued or offered as a result of cancellations of grants, stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance with respect to written stock options or stock awards that we may prospectively grant to certain of our employees, directors, consultants and advisors under the 1997 Stock Plan; and

4. 1,000,000 shares of our common stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of written options previously granted to certain of our executive officers under the 1997 Pinnacle Oil International, Inc. Executive Stock Option Plan (the "1999 Executive Option Plan").

                               REOFFER PROSPECTUS

Certain of the options described in paragraphs 1, 2 and 4 of the previous section of this registration statement captioned "Explanatory Note" have been granted to certain of our executive officers, directors and stockholders who are deemed to be our "affiliates" (as such term is defined in Section 405 of the Securities Act). The 1,205,000 shares of our common stock which we have reserved for issuance to these affiliates upon their exercise of the noted options will therefore, when issued, constitute "control securities" (defined as securities acquired under a Securities Act registration statement held by affiliates of the registrant). The following Reoffer Prospectus, which relates to the reoffer and resale of the noted shares of common stock by the noted affiliates, is being filed under cover of this Form S-8 pursuant to Note C of the Instructions to Form S-8. This Reoffer Prospectus has been prepared in accordance with Part I of Form S-3 under the Securities Act. This Reoffer Prospectus may be utilized by the noted affiliates for the reoffer and resale of up to 1,205,000 shares of our common stock acquired by the noted affiliates through the exercise of the noted options.

[LOGO OF PINNACLE OIL INTERNATIONAL, INC.]                   Reoffer Prospectus
                                               1,205,000 Shares of Common Stock


===============================================================================

This prospectus relates to the public offer and sale by certain of our executive officers, directors and stockholders (our "Selling Stockholders") of up to 1,205,000 shares of our common stock, par value $0.001, which they may acquire upon exercise of stock options granted to them under various employee benefit plans.

The Selling Stockholders may offer to sell the common stock covered by this prospectus from time to time, in one or more transactions, at prices and upon terms then obtainable on the NASD OTC Bulletin Board or any other public market upon which the common stock may be traded at the time of such sales, in negotiated transactions, in a combination of such methods of sale or otherwise. Our Company will not receive any of the proceeds from these sales, although we will receive any proceeds payable to exercise the underlying options. All expenses of registration incurred in connection with this offering are being borne by our Company, while our Selling Stockholders will bear all brokerage commissions and other expenses incurred in connection with their sale of the common stock covered by this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol "PSFD". The closing price of our common stock on the OTC Bulletin Board as of October 14, 1999 as quoted by the NASD was $14.62 1/2 per share.

                                ---------------

   An investment in the common stock which may be offered for sale under this prospectus involves a high degree of risk.  See "Risk Factors"
                    beginning on page 3 of this prospectus.

                                ---------------

 Neither the United States Securities and Exchange Commission nor any state or provincial securities administrator, including the Alberta Securities Commission, has approved or disapproved of the common stock which may be offered for sale under this prospectus, or determined that this prospectus is complete or accurate. It's illegal for anyone to tell you otherwise.

                                ---------------

The Selling Stockholders are not allowed to sell the common stock offered by this prospectus until the registration statement containing this prospectus that we have filed with the Securities and Exchange Commission is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell our common stock--and doesn't solicit offers to buy--in any state or province where this offer or sale is not otherwise permitted.

================================================================================

                               October 18, 1999

                               Table Of Contents

                                                                            Page
                                                                            ----
Prospectus Summary.......................................................... 1
Risk Factors................................................................ 3
   Matters Generally Relating To Our Company And Our Business............... 3
   Matters Relating To Our Common Stock..................................... 9
Special Note Regarding Forward-Looking Statements...........................11
Use of Proceeds.............................................................11
Determination Of Offering Price.............................................12
Dilution....................................................................12
Selling Stockholders........................................................12
Plan of Distribution........................................................14
Description Of Common Stock.................................................15
   General..................................................................15
   Common Stock.............................................................15
Interests Of Named Experts And Counsel......................................16
Where You Can Find More Information.........................................17

================================================================================

                               Prospectus Summary

This summary highlights important information about our business and the offer and sale of our common stock under this prospectus. Because it is a summary, it is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors and all documents incorporated by reference into this prospectus.

     All references to dollars in this prospectus refer to United States dollars unless specified otherwise.

                                  Our Company

Pinnacle Oil International, Inc., together with its subsidiaries, Pinnacle Oil Inc. and Pinnacle Oil Canada, Inc., is a remote-sensing technology company engaged in the business of wide-area hydrocarbon (oil and natural gas) reconnaissance exploration. Our common stock is quoted on the OTC Bulletin Board under the symbol "PSFD".

Our principal executive offices are located at Suite 750, Phoenix Place, 840-7th Avenue S.W., Calgary, Alberta, Canada T2P 3G2, and our telephone number is (403) 264-7020.

                                  Our Business

Our Company uses Stress Field Detector or "SFD" technology to survey or reconnoiter large exploration areas from our survey aircraft at speeds in excess of 150 mph to identify and "high-grade" potential SFD Leads for further evaluation and drilling by our strategic partners. The SFD is a recently developed technology which we adapted for airborne survey operations and field tested for independent geologists and our strategic partners in 1996 and 1997, and commenced SFD survey activities on a full commercial basis for its strategic partners in early 1999. The SFD captures non-electromagnetic energy patterns (which we refer to as "stress fields") which we believe result from subsurface mechanical stress in rocks and subsurface fluid pressures. We process and interpret the waveforms associated with these energy patterns through several different modes of operation and analysis wherein we use the SFD as both an inferential detection tool to identify geologic structures and features and porosity levels from which the presence of hydrocarbons may be deduced, as well as a direct detection tool which identifies the actual presence of oil, gas and water and the relative amount of these accumulations. The SFD affords our Company with the relatively inexpensive ability to obtain near real-time analysis and interpretation of potential hydrocarbon accumulations in a matter of days or weeks, as compared to months, and in some cases years, in the case of the seismic methods currently employed by the oil and gas exploration industry for wide area exploration or reconnaissance. These cost and time advantages will ultimately enable our strategic partners to effectuate potentially significant reductions in their "finding costs," i.e., the cost of wide-area seismic, the cost to acquire land for exploration, and the cost to drill and complete exploratory wells.

             Proposed Sales Of Common Stock by Selling Stockholders

The Selling Stockholders may offer to sell the common stock covered by this prospectus from time to time, in one or more transactions on the OTC Bulletin Board (or any other public market upon which our common stock may be traded at the time of such sales) at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders have indicated that the shares offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest, although it should be noted that none of the Selling Stockholders have any present intent or specific plans to sell these shares or offer them for sale,

================================================================================

================================================================================

and we cannot give you any assurance that any or all of these shares will be sold by the Selling Stockholders.

Our Company will not receive any of the proceeds from any of these sales, however, all shares of our common stock which may be sold under this prospectus are issuable upon the exercise of issued and outstanding options granted by our Company to the Selling Stockholders at various exercise prices ranging between $5.25 and $17.00. If all of these options are exercised in full, we will receive proceeds of $15,457,280. We will pay all expenses incurred to prepare and file this prospectus and the registration statement on Form S-8 of which it is a part, including registration fees and printing, legal and accounting fees, from our general funds. Our Selling Stockholders will bear all brokerage commissions and other expenses which they may incur in connection with their offer and sale of the common stock covered by this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol "PSFD". The closing price of our common stock on the OTC Bulletin Board as of October 14, 1999 as quoted by the NASD was $14.62 1/2 per share.

================================================================================

                                  Risk Factors

You should consider our common stock to be an investment that involves a high degree of risk. In order to attain an appreciation for these risks, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors. Any of the risk factors described below or elsewhere in this prospectus could materially adversely affect our business, operating results and financial condition, and could result in a complete loss of any value in our common stock. Although we have attempted to provide a comprehensive list of risks, there may be other risks and uncertainties that may also materially adversely affect our business and financial condition that we have not yet identified or that we currently think are immaterial.

You should rely only on the information contained in this prospectus to evaluate our business and prospects and the value of our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus.

Matters Generally Relating To Our Company And Our Business

We Are A Developmental Stage Company With No Revenues; We Expect To Incur Continuing Operating Losses For The Near-Future

We are a developmental stage company since no revenue-generating SFD Prospects have been drilled to date, and we do not anticipate that we will receive any meaningful revenues until the end of 1999 at the earliest should any of the SFD Prospects which our strategic partners plan to drill later this year be determined to contain commercial quantities of hydrocarbons based upon these drilling results. We have incurred operating losses since our inception as a result of our lack of revenues, and we anticipate that we will continue to incur substantial operating losses for the near-future due to our significant monthly operating and research & development costs.

While our joint-venture partners have an inventory of thirty-nine SFD Prospects which they have accepted for potential exploratory drilling, we do not anticipate that our strategic partners will drill more than one of these SFD Prospects until the fourth quarter of 1999 at the earliest, and we also do not anticipate that we will receive any meaningful revenues until the end of 1999 at the earliest should any of these prospects be determined to contain commercial quantities of hydrocarbons based upon these drilling results. We cannot give you any assurance that our strategic partners will drill any of these SFD Prospects at all or by projected drilling dates due to plethora of factors that may affect the drilling process, including the perceived economics of drilling at any time, the ability of the strategic partner to obtain drilling rights (where necessary) on favorable terms or at all, and the ability of the strategic partner to timely schedule a drilling rig and other drilling services.
Moreover, we cannot give you any assurance that any SFD Prospect that is drilled will ultimately produce commercially viable quantities of oil or gas. See "Risk Factors--Risks Relating to the Company and its Business," generally, and "-- Reliance on Joint Venture Partners--Non-Operator Status" and "--Risk of Exploratory Drilling Activities" particularly.

We Have A Limited Operating History Which Makes It Difficult, If Not Impossible, To Predict Future Operating Results

We have a limited operating history upon which any evaluation of our long-term prospects might be based. We did not commence our business plan for the exploitation of our SFD technology until December of 1995. Our ability to generate revenues and profits will depend primarily upon the successful implementation of our business plan, which is dependent upon one or more of our strategic successfully drilling and producing commercially viable quantities of oil or natural gas from SFD Prospects we identify.

We are subject to the risks inherent in a new business enterprise, as well as the more general risks inherent to the operation of an established business.
Our prospects must be considered in light of the risks, expenses and difficulties encountered by all companies engaged in the extremely volatile and competitive oil and gas markets. Any future success we might achieve will depend upon many factors, including factors which will be beyond our control or which cannot be predicted at this time. These factors may include:

      .  changes in hydrocarbon and exploration technologies;

      .  price and product competition;

      .  developments and changes in the international oil and gas market;

      .  changes in our strategy and business plan;

      .  changes in expenses;

      .  the timing of research and development expenditures;

      .  the level of our international revenues;

      .  fluctuations in foreign exchange rates;

      .  general economic conditions, both in the United States and Canada; and

      . economic and regulatory conditions specific to the areas in which we compete.

To address these risks we must, among other things, continue to respond to competitive developments; attract, retain and motivate qualified personnel; implement and successfully execute our business plan; obtain additional joint venture partners; negotiate additional working interests and participations; and upgrade and perfect our SFD technology. We cannot give you any assurance that we will successfully address these risks, or that we will be able to achieve or sustain profitable operations. Our limited operating history make it difficult, if not impossible, to predict future operating results.

Uncertain Discovery Of Viable Commercial Prospects

Our future success is dependent upon our ability, through utilization of our SFD technology, to locate commercially viable hydrocarbon accumulations for development by our strategic partners. Based on our business plan, we will be dependent on both (1) the efficacy of our SFD technology in locating SFD Prospects; and (2) the cooperation and capital of our strategic partners in exploiting these prospects. Although the results of our SFD technology as a geologic structural identification tool have been satisfactorily tested by our strategic partners, we cannot give you any assurances that our SFD technology will be able to consistently locate hydrocarbons or oil and gas prospects, or that these prospects will be commercially exploitable. We also cannot give you any assurances that we will be able to discover commercial quantities of oil and gas, or that our strategic partners will successfully acquire and drill properties at low finding costs.

Uncertain Market Acceptance Of The SFD Survey System And Strategic Partner Participation

There is limited market acceptance for our SFD technology, and it must compete with established geological and geophysical technologies which have already achieved market acceptance. As is typical in the case of any new technology, demand and market acceptance for our SFD technology is subject to a high level of uncertainty and risk. Because the market for our exploration services is new and evolving, it is difficult to predict the future growth rate, and the size of the potential market. We cannot give you any assurance that a market for our exploration services will develop, or be sustainable. If the market fails to develop, or if our exploration services do not achieve or sustain market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

We Are Not An Non-Operator And We Must Rely Upon Our Strategic Partners

We are reliant upon our strategic partners for opportunities to participate in exploration prospects, through gross overriding royalties from producing SFD Prospects and, in certain cases, equity participation on a working interest basis from producing SFD Prospects. We exclusively focus on exploration and the review and identification of viable prospects through our SFD technology, and rely upon our strategic partners to provide and complete all other project operations and responsibilities, including land acquisition, drilling, marketing and project administration. As a result, we have only a limited ability to exercise control over the selection of prospects for development, drilling or production operations, or the associated costs of such operations. The success of each project will be dependent upon a number of factors which are outside our control, or controlled by our strategic partners as the project operator, in accordance with the applicable agreements between our Company and the strategic partners. These factors include:

      . the selection and approval of prospects for lease/acquisition and exploratory drilling;

      .  obtaining favorable leases and required permitting for projects;

      . the availability of capital resources of the strategic partner for land acquisition and drilling expenditures;

      . the timing of drilling activity, and the economic conditions at such time, including then prevailing prices for oil and gas; and

      .  the timing and amount of distributions from the production.

Our reliance on our strategic partners, and our limited ability to directly control project operations, costs and distributions, could have a material adverse effect on the realization of return from our interest in projects, and on our overall financial condition.

We Will Be Subject To The Risks Inherent In Exploratory Drilling Activities

Pursuant to our business plan, our revenues and cash flow will be principally dependent upon the success of drilling and production from prospects in which we participate through agreements with our strategic partners, in the form of a gross overriding royalty or, in certain cases, a working interest or other participation right. The success of these prospects will be determined by the location, development and production of commercial quantities of hydrocarbons. Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost to our strategic partners to drill, complete and operate wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Our partners' inability to successfully locate and drill wells that produce commercial quantities of oil and gas would have a material adverse effect on our business, financial position and results of operations.

Our Financial Results Will Be Affected By Volatility In Oil And Natural Gas
Prices

Although our primary efforts are focused on locating commercially viable prospects and obtaining gross overriding royalty and, in certain cases, working interest participations, our ultimate profitability, cash flow and future growth will be affected by changes in prevailing oil and gas prices. Oil and gas prices have been subject to wide fluctuations in recent years in response to relatively minor changes in the supply and demand for oil and natural gas, to market uncertainty and a variety of additional factors that are beyond our control, including economic, political and regulatory developments, and competition from other sources of energy. It is impossible to predict future oil and natural gas price movements with any certainty. We do not currently intend to engage in hedging activities. As a result, we may be more adversely affected by fluctuations in oil and gas prices than other industry participants that do engage in such activities. We cannot give you any assurances as to the future level of activity in the oil and gas exploration and development industry, or as to the future demand for our SFD technology. Any extended or substantial decline in oil and gas prices would have a material adverse effect on (1) our ability to negotiate favorable joint ventures with viable industry participants; (2) the volume of oil and gas that could be economically produced by the joint ventures in which we participate; (3) our access to capital; and
(4) our financial position and results of operations. See Part II, Item 3, captioned "Quantitative And Qualitative Disclosures About Market Risk."

We Operate In A Highly Competitive Industry

We compete directly with independent, technology-driven exploration and service companies, and indirectly (through our strategic partnerships) with major and independent oil and gas companies in our exploration for and development of commercial oil and gas properties. We will experience competition from numerous hydrocarbon exploration competitors offering a wide variety of geological and geophysical services. Many of these competitors have substantially greater financial, technical, sales, marketing and other resources than we do, any may be able to devote greater resources to the development, promotion and sales of their services than our Company. We cannot give you any assurance that our competitors will not develop exploration services that are superior to our SFD technology, or that these technologies will not achieve greater market acceptance than our SFD technology. Increased competition could impair our ability to attract viable industry participants, and to negotiate favorable participations and joint ventures with such parties, which could materially and adversely affect our business, operating results and financial condition.

The oil and gas industry is highly competitive. Many companies and individuals are engaged in the business of acquiring interests in and developing onshore oil and gas properties in the United States and Canada, and the industry is not dominated by any single competitor or a small number of competitors. Our strategic partners will compete with numerous industry participants for the acquisition of land and rights to prospects, and for the equipment and labor required to operate and develop such prospects. Many of these competitors have financial, technical and other resources substantially in excess of those available to us. These competitive disadvantages could adversely affect our ability to participate in projects with favorable rates of return.

Our Success Will Be Dependent Upon Our Ability To Maintain Our Technological Advantages

The oil and gas industry is characterized by rapid technological advancements and the frequent introduction of new products, services and technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to improve or complement our SFD technology, or to implement additional technologies at substantial cost. In addition, other oil and gas exploration companies may implement new technologies before us, and these companies may be able to provide enhanced capabilities and superior quality. We cannot give you any assurance that we will be able to respond to these competitive pressures and implement or enhance our SFD technology on a timely basis, or at an acceptable cost. In such case, our business, financial condition and results of operations could be materially adversely affected.

Our Business Is Subject To The Usual Hazards Incident To The Drilling Of Oil And Gas Wells

The exploration and development projects in which we will participate through our strategic partners will be subject to the usual hazards incident to the drilling of oil and gas wells, such as explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Our strategic partners or the project operator will, in accordance with prevailing industry practice, maintain insurance against some, but not all, of these risks. The occurrence of an uninsured casualty or claim would have an adverse impact on the affected strategic partner, and indirectly on our financial condition.

You Should Expect Variability In Our Operating Results Based Upon Various Changing Industry Conditions

Our operating results may in the future fluctuate significantly depending upon a number of factors including industry conditions, prices of oil and gas, rate of drilling success, rates of production from completed wells and the timing of capital expenditures. This variability could have a material adverse effect on our business, financial condition and results of operations. In addition, any failure or delay in the realization of expected cash flows from initial operating activities could limit our future ability to continue exploration and to participate in economically attractive projects.

Our Success Is Dependent Upon Key Personnel

Our success depends to a significant extent on the continued efforts of our senior management team, which currently is composed of a small number of individuals, including Mr. George Liszicasz, the inventor of our SFD technology who is our Chief Executive Officer and who is responsible for the continuing development of our SFD technology and the interpretation of SFD Data. While we have entered into an employment agreement with our senior management team, Mr. Liszicasz is not obligated, (and as a result of his relationships with Momentum Resources Corporation may in the future be unable), to devote his entire undivided time and effort to or for our benefit. We do not currently carry key person life insurance on any of our executive officers, including Mr. Liszicasz. The loss of Mr. Liszicasz's services would be extremely difficult to replace since he is the inventor of, and has intimate knowledge of, the theoretical basis of the SFD technology, and has also developed the methodologies used to interpret SFD Data, and the loss of his services would likely have a material adverse effect on our business, results of operations and financial condition. While we are presently training personnel to operate our SFD technology and to interpret SFD Data, we cannot give you any assurance that these personnel could fully replace Mr. Liszicasz with respect to these functions, at least in the short-term. Moreover, we do not know if we would be able to successfully replicate the SFD technology in the event of the loss of Mr. Liszicasz. Our ability to implement our growth strategies also depends upon our continuing ability to attract and retain highly qualified geological, technical, scientific, information management and administrative personnel. Competition for these types of personnel is intense and we cannot give you any assurance that we will be able to retain our key managerial, professional and/or technical employees, or that we will be able to attract and retain additional highly qualified managerial, professional and/or technical personnel in the future.
Our inability to attract and retain the necessary personnel could impede our growth. (See "Management of Growth" below).

Our Success Is Dependent Upon Our Ability To Manage Our Growth

Our success is dependent upon the rapid expansion of our business. This expansion will place a significant strain on our financial, management and other resources and will require us to:

      . change, expand and improve our operating, managerial and financial systems and controls;

      .  improve coordination between our various corporate functions; and

      . hire additional geophysical, geological, professional, administrative and managerial personnel.

We cannot give you any assurance that we will successfully hire or retain these personnel to the extent required, or that we will be able to manage the expansion of our operations effectively. If we are not able to effectively manage our growth, or if our new personnel are not able to achieve anticipated performance levels, our business, financial position and results of operations will be materially and adversely affected.

Our Ability To Compete Is Dependent Upon Our Proprietary Rights And Access To SFD Technology and SFD Data

We interpret and utilize SFD Data to identify commercially viable oil and natural gas accumulations. We have the exclusive right to utilize SFD Data for hydrocarbon exploration pursuant to a Restated Technology Agreement with Momentum Resources Corporation. Momentum claims common law ownership of the SFD Technology, however, Momentum has not obtained patent or copyright protection for the SFD Technology. Based in part on an opinion of patent counsel, Momentum and our Company each believe that the disclosure risks inherent in patent or copyright registration far outweigh any legal protections which might be afforded by such registration. In the absence of significant patent or copyright protection, we may be vulnerable to competitors who attempt to imitate our SFD technology, or to develop functionally similar technologies. Although we believe that we have all rights necessary to market our services without infringing upon any patents or copyrights held by others, we cannot give you any assurance that conflicting patents or copyrights do not exist. We rely upon trade secret protection and confidentiality and license agreements with our employees, consultants, strategic partners and others to protect our proprietary rights. Furthermore, we do believe, were Momentum were to apply for and receive patent protection, that that patent protection would necessarily protect Momentum or our Company from competition. Momentum and our Company therefore anticipate continued reliance upon contractual rights and on common law validating trade secrets. The steps taken by our Company and Momentum to protect our respective rights may not be adequate to deter misappropriation, or to preclude an independent third party from developing functionally similar technology. We cannot give you any assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to Momentum's or our trade secrets, or otherwise disclose aspects of the SFD technology, or that we will be able to meaningfully protect our trade secrets. Litigation to enforce or defend intellectual property rights is costly, and our Company and Momentum may not have sufficient resources to pursue or defend litigation.

Our Business Is Subject To Significant Levels Of Governmental and Environmental Regulation

The oil and natural gas industry is subject to extensive controls and regulations imposed by various levels of the federal and state governments in the United States and federal and provincial governments in Canada, including environmental restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. Public interest in the protection of the environment has increased dramatically in recent years. Offshore drilling in certain areas has been opposed by environmental groups and, in certain areas, has been restricted. We believe that the trend of more expansive and stricter environmental legislation and regulations will continue.

It is not expected that any of these government controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas companies of similar size or scope of operations. All current legislation is a matter of public record and we are not able to accurately predict what additional legislation or amendments may be enacted. Governmental regulations may be changed from time to time in response to economic or political conditions. To the extent laws are enacted or other governmental action is taken which prohibit or restrict onshore and offshore drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general, our business and prospects could be adversely affected.

Matters Relating To Our Common Stock

Limited Public Trading Market

There is only a limited public market for our common stock on the NASD OTC Electronic Bulletin, and we cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. We are under no obligation to take any action to improve the public market for our securities including, without limitation, filing an application to list our common stock on any stock exchange or any other over-the-counter market.

Our Stock Price Is Extremely Volatile

The market price for our common stock is extremely volatile and subject to significant fluctuations in response to a variety of internal and external factors, including the liquidity of the market for our common stock, variations in our quarterly operating results, regulatory or other changes in the oil and gas industry generally, announcements of our business developments or those of our competitors, changes in operating costs and variations in general market conditions. Because we are a development stage entity with a limited operating history and no revenues or profits, the market price for our common stock will be more volatile than that of a seasoned issuer. Changes in the market price of our common stock may have no connection with our operating results or prospects. No predictions or projections can be made as to what the prevailing market price for our common stock will be at any time.

You May Become Subject To The Penny Stock Rules If Our Stock Price Declines To Less Than $5

Since our common stock is not listed on a national stock exchange or quoted on the Nasdaq Market, it will become subject, in the event the market price for these shares declines to less than $5 per share, to a number of regulations known as the "penny stock rules." The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our common stock and may severely and adversely affect the ability of broker-dealers to sell our common stock.

You Should Not Expect To Receive Dividends In The Foreseeable Future

We have never paid any cash dividends on shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time.

You Should Not Expect To Receive A Liquidation Distribution

If we were to liquidate or dissolve our Company, the holders of our common stock would share ratably in our assets only after we satisfy any amounts we would owe to our creditors and any amounts we would owe to our series "A" preferred stockholders as a liquidation preference ($6,000,000). If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution. Accordingly, we cannot give any assurance that sufficient assets will remain available after the payment of our creditors and preferred stockholders to enable any common stockholder to receive any liquidation distribution with respect to our common stock.

Our Current Stockholders Will Continue To Control Our Company

Messrs. George Liszicasz and R. Dirk Stinson beneficially own over two-thirds of our common stock and have the power, as a group, to elect a majority of our Board of Directors. Our Board, in turn, has the power to appoint our officers and to determine, in accordance with their fiduciary duties and the business judgment rule, our direction, objectives and policies, such as:

      .  our business expansion or acquisition policies;

      . whether we should raise additional capital through financing or equity sources, and in what amounts;

      . whether we should retain our cash reserves for future product development, or distribute them as a dividend, and in what amounts;

      . whether we should sell all or a substantial portion of our assets, or should merge or consolidate with another corporation;

      . transactions which may cause or prevent a change in control or the winding up and dissolution of our Company.

An investment in our common stock will entail entrusting these and similar decisions to our present management subject, of course, to their fiduciary duties and the business judgment rule.

Conflicts Of Interest

Messrs. George Liszicasz and R. Dirk Stinson indirectly own and control both our Company and Momentum Resources Corporation, which has granted us an exclusive license to identifying oil and natural gas prospects using the SFD technology while reserving the exclusive right to use the SFD technology for purposes other than oil and natural gas exploration. Although Mr. Liszicasz has entered into an employment agreement with us he is not obligated, and as a result of his relationship with Momentum may in the future not be able, to devote his entire undivided time and effort to or for our benefit. As a result of the foregoing relationships, certain conflicts of interests between our Company and one or more of Momentum and Messrs. Liszicasz and Stinson may directly or indirectly arise, including the following:

      . Mr. Liszicasz's potential inability to devote his undivided time and attention to our affairs; and

      . the proper exercise by Messrs. Liszicasz and/or Stinson of their fiduciary duties on our behalf in connection with any matters concerning Momentum such as, by way of example and not limitation, disputes regarding the validity, scope or duration of the SFD Technology License; the exploitation of corporate opportunities; rights to proprietary property and information; maintenance of confidential information as between entities; and potential competition between the Company and Momentum.

While Messrs. Liszicasz and Stinson and our Company have executed certain disclosures and consents relating to these conflicts, these disclosures and consents will not remediate these conflicts, but will merely release Messrs. Liszicasz and Stinson from liability as a result of the conflicts so long as they use reasonable efforts to minimize the conflicts. In the event any of these conflicts prove to be irreconcilable, Messrs. Liszicasz or Stinson may be forced to resign their positions with our Company.

We Can Issue Additional Capital Stock At Any Time

We may issue up to 34,003,017 additional shares of our common stock without further stockholder approval (after taking into consideration shares currently issued and outstanding as of the date of this prospectus as well as shares reserved for issuance under our currently outstanding convertible securities or employee benefit plans, including the shares to be offered and sold under this prospectus). Your proportionate ownership and voting rights as a common stockholder could be adversely effected by the issuance of additional shares of our common stock, including a substantial dilution in your net tangible book value per share. We cannot give you any assurance that we will not issue additional capital stock under circumstances we may deem appropriate at the time.

               Special Note Regarding Forward-Looking Statements

This prospectus and certain documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such statements are subject to the safe harbors created by those sections. These forward-looking statements generally reflect our current expectations or beliefs, based on currently available information, regarding our future results of operations, performance and achievements, or industry results. You are urged to carefully review and consider the various disclosures made by our Company in this prospectus that attempt to advise you of the risks and factors that may affect our business and an investment in our securities.

In this prospectus, forward-looking statements are generally identified by the words "anticipate," "expect," "predict," "project," "estimate," "plan," "intend," "believe," "may," "will" and other similar expressions and variations, although these words are not the exclusive means of identifying those statements. Generally speaking, any statements in this prospectus which refer to characterizations of future events or circumstances constitute forward-looking statements.

Any forward-looking statements contained in this prospectus are inherently subject to known and unknown uncertainties, risks and other factors, which may cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, those forward-looking statements. These uncertainties, risks and other factors may include, but are not necessarily limited to, those uncertainties and factors identified in this Risk Factors section of the prospectus. You are cautioned not to put undue reliance on any forward-looking statement.

                                Use of Proceeds

Our Company will not receive any of the proceeds from the sale of any common stock under this prospectus, however, all shares of our common stock which may be sold under this prospectus are issuable upon the exercise of issued and outstanding options granted by our Company to the Selling

Stockholders at various exercise prices ranging between $5.25 and $17.00. If all of these options are exercised in full, we will receive proceeds of $15,457,280.

We will pay all expenses incurred to prepare and file this prospectus and the registration statement on Form S-8 of which it is a part, including registration fees and printing, legal and accounting fees, from our general funds. Our Selling Stockholders will bear all brokerage commissions and other expenses which they may incur in connection with their offer and sale of the common stock covered by this prospectus.

Because our Selling Stockholders will offer and sell the common stock covered by this prospectus at various times at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this prospectus information about the amount of the proceeds to be paid to our Selling Stockholders.

                        Determination Of Offering Price

Because our Selling Stockholders will offer and sell the common stock covered by this prospectus at various times at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this prospectus information about the price to the public for these shares.

                                    Dilution

Because our Selling Stockholders will offer and sell the common stock covered by this prospectus at various times at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

                              Selling Stockholders

The following table sets forth:

     .  The names of each of our Selling Stockholders, and

     . The nature of any position, office or other material relationship between each Selling Stockholder and our Company over the past three years.

            Selling Stockholder                                                      Relationship
-------------------------------------------   ------------------------------------------------------------------------------------
George Liszisasz...........................   Chief Executive Officer, Director and 5% Common Stockholder since January 1996
Daniel C. Topolinsky.......................   President, Chief Operating Officer and Director since May 1, 1999
James R. Ehrets............................   Executive Vice President of Operations since May 1, 1999
John M. Woodbury, Jr.......................   Chief Financial Officer, Secretary and General Counsel since July 8, 1998
R. Dirk Stinson............................   Director and 5% Stockholder since January 1996; President from January 1996 through
                                              April 1999
Lorne W. Carson............................   Director since March 1998

Each of our Selling Stockholders are considered to be an "affiliate" of our Company within the meaning of Section 405 of the Securities Act by reason of their status as executive officers and directors (as the case may be), as well as their stockholdings in the case of Messrs. Liszicasz and Stinson. The common stock which our Selling Stockholders may offer and sell under this prospectus, which consist in the aggregate of

1,205,000 shares, represent shares which the Selling Stockholders may acquire through the exercise of stock options granted to them under various employee benefit plans. In addition, under the registration statement of which this prospectus is a part we have registered an additional number of shares of our common stock that we may be required to issue to the Selling Stockholders as a result of any stock split, stock dividend or similar transaction involving our common stock. The foregoing shares, once acquired by the Selling Stockholders, will be considered "control securities" (defined as securities acquired under a Securities Act registration statement held by affiliates of our Company).

The Selling Stockholders have indicated that the shares offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest, although it should be noted that none of the Selling Stockholders have any present intent or specific plans to sell these shares or offer them for sale, and we cannot give you any assurance that any or all of these shares will be sold by the Selling Stockholders. You should also note that a significant portion of the options underlying the common stock covered by this prospectus are held by our executive officers, and remain subject to vesting conditions contingent upon the continued provision of services as an employee of our Company over the next four to five years, and therefore may not be acquired by these executive officers until such time as these vesting conditions are satisfied.

The following table shows as of October ___, 1999:

      .  The name of each of the Selling Stockholders;

      . The maximum number of shares of our common stock which each of the Selling Stockholders may sell from time to time under this prospectus (assuming the Selling Shareholders each earn, and acquire through exercise, all shares which they are entitled to acquire pursuant to their underlying options);

      . The number of shares of our common stock beneficially owned by each of the Selling Stockholders both before and after the offers and sales contemplated by this prospectus (assuming the Selling Shareholders each earn, acquire through exercise, and sell all shares which they are entitled to acquire pursuant to their underlying options); and

      . The percentage of our common stock which each of the Selling Stockholders beneficially holds both before and after the offers and sales contemplated by this prospectus.

The number of shares of our common stock deemed to be beneficially owned by each of the Selling Stockholders has been calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. This Rule provides that unissued shares underlying options, warrants, rights or other conversion privileges that may be exercisable within 60 days will be deemed issued to the Selling Stockholder and outstanding for the purpose of calculating the number and percentage owned by that person, but will not be deemed issued and outstanding for the purpose of calculating the percentage owned by each other person listed. The calculation of the percentage of our common stock owned by the Selling Stockholders is based on 12,831,983 shares of common stock outstanding on our transfer records as of October ___, 1999. We believe that each individual named has sole investment and voting power with respect to shares indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

                                                               Common Stock                                      Percentage
                                       -----------------------------------------------------------       -------------------------
                                        Shares Offered       Shares Owned          Shares Owned
                                        For Sale Under       Beneficially       Beneficially After         Before         After
       Selling Stockholder             this Prospectus     Before Offering           Offering             Offering       Offering
------------------------------------   ---------------     ----------------     ------------------       ----------     ----------
George Liszicasz....................       45,000  (1)       5,245,032  (5)          5,200,032              40.7%          40.5%
Daniel C. Topolinsky................      500,000  (2)           1,500  (6)              1,500                *              *
James R. Ehrets.....................      500,000  (2)           5,000  (7)              5,000                *              *
John M. Woodbury, Jr................       70,000  (3)          20,409  (8)             10,409                *              *
R. Dirk Stinson.....................       45,000  (1)       3,437,561  (9)          3,392,561              26.7%          26.4%
Lorne W. Carson.....................       45,000  (4)          34,500  (10)             4,500                *              *
------------------

*  Less than 1%.
(1) Free-standing Directors' Options granted on May 20, 1997. These options vested in equal increments of 15,000 shares each on May 20, 1997, May 20, 1998 and May 20, 1999, respectively, and each increment lapses (if unexercised) five years after its date of vesting.
(2) Options granted on May 1, 1999 under the 1999 Pinnacle Oil International, Inc. Executive Stock Option Plan (the "1999 Executive Option Plan"). These options will become vested in annual increments of 85,000, 90,000, 95,000, 105,000 and 125,000 shares each on April 30, 2000 through April 30, 2004 based upon continued provision of services as an executive employee of our Company. Each increment of vested options will lapse (if unexercised) five years after date of vesting.
(3) Options granted on August 24, 1998 under the 1997 Pinnacle Oil International, Inc. Stock Plan (the "1997 Stock Plan"). 10,000 of these options became vested on July 8, 1999, and the balance of these options will become vested in annual increments of 10,000, 16,667, 16,666 and 16,667 shares each on July 8, 2000 through July 8, 2003 based upon continued provision of services as an executive employee of our Company. Each increment of vested options will lapse (if unexercised) five years after date of vesting.
(4) Free-standing Directors' Options granted on March 8, 1998. 30,000 of these options became vested in equal increments of 15,000 shares each on March 8, 1998 and March 8, 1999, and the remaining balance will become vested on March 8, 2000 upon nomination to our Company's Board of Directors. Each increment of vested options will lapse (if unexercised) five years after date of vesting.
(5) Includes 45,000 shares issuable upon exercise of vested Directors Options (see footnote (1) above).
(6) Includes 1,500 shares held in spouse's retirement account. Does not include 500,000 shares issuable upon exercise of options granted under the 1999 Executive Option Plan (see footnote (2) above).
(7) Includes: (1) 4,000 shares issuable upon conversion of series "A" convertible preferred stock attributed to an indirect membership interest in SFD Investment, LLC, and (2) 1,000 shares issuable upon exercise of common stock purchase warrants attributed to an indirect membership interest in SFD Investment, LLC. Does not include 500,000 shares issuable upon exercise of options granted under the 1999 Executive Option Plan (see footnote (2) above).
(8) Includes: (1) 10,025 shares held in 401(k) and IRA retirement accounts, and (2) 384 shares held in spouse's IRA retirement account. Also includes 10,000 shares issuable upon exercise of vested options granted under the 1997 Stock Plan (see footnote(3) above).
(9) Includes: (1) 1,000 shares of common stock held by RRSP, and (2) 45,000 shares issuable upon exercise of vested Directors Options (see footnote (1) above).
(10) Includes 30,000 shares issuable upon exercise of vested Directors Options (see footnote (4) above).

                              Plan of Distribution

The offer and sale of our common stock under this prospectus by our Selling Stockholders may be effected from time to time in one or more transactions on the OTC Bulletin Board (or any other public market upon which our common stock may be traded at the time of such sales) at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions.

These shares may be sold by one or more of the following:

     . A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     . Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

     . Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     .  In privately negotiated transactions not involving a broker or dealer.

In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with these sales. Our Company will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

Our Selling Stockholders are restricted, pursuant to Instruction C(2)(b) of Form S-8, from selling a number of common shares under this prospectus within any three-month period which exceeds that amount specified by Rule 144(e) of the Exchange Act. This Rule stipulates that the maximum number of securities which an affiliate may sell within any three-month period under Rule 144 cannot exceed the greater of the following:

     .  1% of the then outstanding shares of our common stock, and

     . the average weekly reported trading volume of our common stock on the public market during the four calendar weeks immediately preceding the date on which notice of the sale under Rule 144 is filed with the Securities and Exchange Commission.

To comply with the securities laws of some states and provinces, if applicable, the shares will be sold in these states only through brokers or dealers. In addition, the shares may not be sold in certain states and provinces unless they have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and is complied with.

                          Description Of Common Stock

General

Our Company was incorporated as "Auric Mining Corporation" in the State of Nevada, pursuant to Articles of Incorporation filed on September 27, 1994, and amended in April of 1998. The authorized capital stock of our Company consists of 50,000,000 shares of common stock, par value $0.001 per share, and 800,000 shares of series "A" preferred stock, which is convertible into our common stock. At the close of business on October 14, 1999, there were outstanding 12,831,983 shares of our common stock and 800,000 shares of our series "A" preferred stock. All of these shares are fully paid and nonassessable.

Common Stock

Each holder of our common stock is entitled to one vote for each share owned of record on matters voted upon by stockholders. Under the Nevada Revised Statutes Chapter 78 (the "Nevada Code") a majority vote is required for all action to be taken by stockholders, except that, subject to certain limited exceptions, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of our issued and outstanding common stock. In the event of the liquidation, dissolution or winding-up of our Company, the holders of our common stock are entitled to share equally and ratably in the assets of our Company, if any, remaining after the payment of all of our debts and liabilities, and payment of the liquidation preference of any outstanding preferred stock. Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Holders of our common stock are entitled to receive dividends if, as, and when declared by our Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued, and subject to any dividend restrictions that may be contained in future credit facilities. We are prohibited under Nevada law from paying any dividend or making any other distribution (including redemptions or repurchases of shares of our capital stock) if, after giving effect to that distribution, our Company would not be able to pay its debts as they become due in the usual course of business, or our total assets would be less than the sum of its total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The Nevada Code also contains provisions restricting our ability to engage in business combinations with an interested stockholder. Under the Nevada Code, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of three years following the date such stockholder becomes an interested stockholder. Generally, the Nevada Code defines an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the Nevada Code generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are those outstanding voting shares of an issuing corporation which an acquiring person, and those persons acting in association with an acquiring person:

     . Acquire or offer to acquire in the acquisition of a controlling interest, and

     . Acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person.

An "issuing corporation" is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The Nevada Code also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation. As a result, our Board of Directors may have considerable discretion in considering and responding to unsolicited offers to purchase a controlling interest in our Company.

Our common stock is traded on the NASD OTC Bulletin Board under the symbol "PSFD." Our transfer agent and registrar is Jersey Transfer and Trust Co.

                     Interests Of Named Experts And Counsel

This prospectus and the registration statement of which it is a part were prepared by our general counsel, John M. Woodbury, Jr. Mr. Woodbury is one of our executive officers and a holder of less than 1% of our common stock, and is also a Selling Stockholder under this prospectus with respect to 70,000 shares of common stock he may acquire through the exercise of options to purchase 70,000 shares of our common stock.

                      Where You Can Find More Information

This prospectus is part of a registration statement on Form S-8 we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith because certain parts are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement and those exhibits and schedules for further information regarding our Company and the shares of common stock to be offered for sale under this prospectus. Please also note that any statements or descriptions contained in this prospectus relating to the contents of any contract or other document are not necessarily complete, and those statements or descriptions are qualified in all respects to the underlying contract or document in each instance where it is filed as an exhibit to the registration statement.

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information.

We are subject to the information and periodic reporting requirements of the Exchange Act, and accordingly file reports, proxy statements, information statements and other information with the Securities and Exchange Commission in accordance with the Exchange Act. You may read and copy any document we file with the Securities and Exchange Commission at its public reference rooms located at the following locations:

    .  Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
       20549,

    .  Seven World Trade Center, 13th Floor, New York, New York 10048, and

    . Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's Web site at http://www.sec.gov.

We will promptly furnish each person to whom this prospectus is delivered without charge upon their written request copies of all the information that has been incorporated by reference into this prospectus (other than exhibits to that information, unless those exhibits are specifically incorporated by reference into such information). Requests for these copies should be directed to:

                    Pinnacle Oil International, Inc.
                    840 7th Avenue S.W, Suite 750
                    Calgary, Alberta, Canada
                    T2P 3G2
                    (403) 264-7020

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 AND 2.    PLAN INFORMATION; REGISTRANT INFORMATION AND EMPLOYEE PLAN
                  ANNUAL INFORMATION

Pursuant to Rule 428(b)(1) under the Securities Act, we will distribute an information statement containing the information specified in Part I of Form S-8 (an "Information Statement") to the holders of options we have previously granted under the Plans, as well as to prospective recipients of awards under the 1997 Stock Plan. This Information Statement and the documents we incorporate by reference into this registration statement pursuant to Item 3 of
Part II below constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act pursuant to Rule 428(a)(1) under the Securities Act. Although we have omitted this Information Statement as an exhibit to this registration statement pursuant to the instructions to Part I of Form S-8, we nevertheless incorporate it into this registration statement by reference.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate the following documents by reference into this registration statement:

(1) Our Annual Report on Form 10-K filed for our fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission on March 31, 1999 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2) Our Quarterly Report on Form 10-Q filed for our six-month interim period ended June 30, 1999 as filed with the Securities and Exchange Commission on August 16, 1999; and

(3) Our proxy statement on Form 14A for our annual meeting of stockholders held on September 9, 1999, as filed with the Securities and Exchange Commission on August 9, 1999.

All documents we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock offered under this registration statement have been sold, or which deregisters all shares of common stock offered under this registration statement then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES

Not applicable--the common stock to be offered pursuant to this registration statement is registered under Section 12(g) of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

This registration statement was prepared by our in-house general counsel, John
M. Woodbury, Jr. Mr. Woodbury is one of our executive officers and a holder of less than 1% of our common stock, and also holds options to purchase 70,000 shares of our common stock, which derivative shares are being registered under this registration statement.

Item 6.    Indemnification of Officers and Directors

Our Bylaws require our Company to indemnify our officers and directors to the fullest extent permitted under applicable Nevada statutes and caselaw. In accordance with these provisions and appropriate resolutions of our Board of Directors, we have entered into an Indemnity Agreement with each of our officers and directors. A summary of the circumstances in which such indemnification is provided is set forth below.

1. We are obligated to indemnify each officer and director for all actions in his official capacity, or in another capacity while holding office, except for instances where a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law.

2. We are further obligated to indemnify each officer and director against expenses, including attorneys' fees, fines, settlements or judgments, which were actually and reasonably incurred by him in connection with a threatened, pending or completed action, suit or proceeding, other than one brought by or on the behalf of our Company, if (i) he actually was or was threatened to be made a party by reason of the fact that he is or was an officer or director; (ii) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of our Company; and (iii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

3. If the action or suit is brought by or on behalf of our Company, (i) the officer or director to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our Company's best interest; (ii) criminal penalties, judgments, and fines are not indemnified; and (iii) no indemnification will be made with respect to any claim, issue or matter as to which the officer or director shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to our Company; unless, and only to the extent that, a court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for such expenses.

4. Notwithstanding the provisions of paragraphs 2 and 3, we have agreed to pay expenses, including attorneys' fees, actually and reasonably incurred by an officer or director in defense of any action, suit or proceeding covered thereunder, to the extent he has been successful on the merits or otherwise in defense of such action, suit or proceeding.

5. Any indemnification under paragraphs 2 and 3 above, unless ordered by a court or advanced as provided in paragraph 6 below, may be made by our Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination must be made by: (i) the stockholders; (ii) our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, then by independent legal counsel in a written opinion; or (iv) if such a quorum cannot be obtained, by independent legal counsel in a written opinion.

6. We have agreed to pay to each officer or director the expenses of defending a civil or criminal action, suit or proceeding as they are incurred, and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the officer or director to repay these amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by our Company.

The foregoing description is qualified in its entirety by reference to our Bylaws, Nevada law and the applicable Indemnity Agreements in the form included as an exhibit to our registration statement on Form 10, as filed with the Securities and Exchange Commission on June 29, 1998 (SEC File No. 0-24027), and incorporated into this registration statement by reference.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

     4.1 Form of Non-Qualified Stock Option Agreement for grants of options to directors (Messrs. Liszicasz, Stinson and Carson) (1)

     4.2  1997 Pinnacle Oil International, Inc. Stock Plan (1)

     4.3  Amendment No. 1 to 1997 Pinnacle Oil International, Inc. Stock Plan

     4.4 Form of Stock Option Certificate for grants to employees under the 1997 Pinnacle Oil

          International, Inc. Stock Plan

     4.5  1999 Pinnacle Oil International, Inc. Executive Stock Option Plan

     4.6 Form of Stock Option Certificate for grants to employees under the 1999 Pinnacle Oil International, Inc. Executive Stock Option Plan

     4.7 Executive Employment Agreement dated May 1, 1999 with Mr. Daniel C. Topolinsky

     4.8  Executive Employment Agreement dated May 1, 1999 with Mr. James R.
          Ehrets

     5. Opinion of in-house U.S. legal counsel to the registrant (John M. Woodbury, Jr., Esq.), regarding the legality of the securities offered.

     23.1 Consent of Independent Auditors (Deloitte & Touche LLP).

     23.2 Consent of Independent Auditors (BDO Dunwoody LLP).

     23.3 Consent of legal counsel (included in Exhibit 5).

     24.  Power of Attorney for Directors (included below under Signatures).

          (1) Previously filed by our Company as an exhibit to registration statement on Form 10 filed with the Securities and Exchange Commission on June 29, 1998 (SEC File No. 0-24027)

          (2) Previously filed by our Company as an exhibit to amendment no. 1 to registration statement on Form 10 filed with the Securities and Exchange Commission on August 31, 1998

Item 9.    Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on October 15, 1999.

                                 PINNACLE OIL INTERNATIONAL, INC.


                                 /s/ Daniel C. Topolinsky
                                 -----------------------------------------------
                                 Daniel C. Topolinsky,
                                 President, Chief Operating Officer and Director

                               POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel C. Topolinsky and John M. Woodbury, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in or about the foregoing, as fully and to all intents and purposes as the undersigned and each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                                            Title                                  Date
----------------------------------------            ----------------------------------               ---------------


/s/     George Liszicasz                            Chief Executive Officer and                      October 15, 1999
----------------------------------------            Director (Chairman of the Board)
        George Liszicasz


/s/     Daniel C. Topolinsky                        President, Chief Operating                       October 15, 1999
----------------------------------------            Officer and Director
        Daniel C. Topolinsky


/s/     John M. Woodbury, Jr.                       Chief Financial Officer (principal               October 15, 1999
----------------------------------------            accounting and financial officer)
        John M. Woodbury, Jr.                       and Secretary


/s/     R. Dirk Stinson                             Director                                         October 15, 1999
----------------------------------------
        R. Dirk Stinson


/s/     Lorne W. Carson                             Director                                         October 15, 1999
----------------------------------------
        Lorne W. Carson


/s/     Jon E.M. Jacoby                             Director                                         October 15, 1999
----------------------------------------
        Jon E.M. Jacoby


/s/     K. Rick Turner                              Director                                         October 15, 1999
----------------------------------------
        K. Rick Turner


/s/     Dennis R. Hunter                            Director                                         October 15, 1999
----------------------------------------
        Dennis R. Hunter